Exhibit B-101

                     ARTICLES OF INCORPORATION
                                OF
                 FAR GAS ACOUISITIONS CORPORATION

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned incorporator, being of the age of eighteen years or more, desiring to organize a corporation under the Colorado Corporation Code, makes, signs and verifies these Articles of Incorporation.

                             ARTICLE I

     The name of the corporation is FAR GAS ACQUISITIONS
CORPORATION.

                            ARTICLE II

     The corporation is to have perpetual existence.

                            ARTICLE III

     The nature of the business and the objects and the purposes for which this corporation is created are to engage in the transaction of all lawful business for which corporations may be incorporated pursuant to the Colorado Corporation Code.

                            ARTICLE IV

     In furtherance of the purposes set forth in Article III of these Articles of Incorporation, the corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under and pursuant to the laws of the State of Colorado, including, but not limited to, the power to enter into general partnerships, limited partnerships (whether the corporation be a limited or general partner), joint ventures, syndicated pools, associations and other arrangements for on one or more of the purposes set forth in
Article III of these Articles of Incorporation and in the Colorado Corporation Code, jointly or in common with others. In addition, the corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes.

                             ARTICLE V

     A. Authorized Shares: The aggregate number of shares which the corporation shall have authority to issue is one hundred thousand (100,000) shares of the common stock with $0.01 par value per share. All shares when issued shall be nonassessable and fully paid. Each shareholder of record shall be entitles at all shareholders' meetings to one vote for each share of stock standing in his name on the books of the corporation.

     B. Transfer Restrictions: The corporation shall have the right, by appropriate action, to impose restrictions upon the transfer of any shares of its common stock, or any interest therein, from time to time issued, provided that such restrictions as may from time to time be so imposed or notice of the substance thereof shall be set forth upon the face or back of the certificates representing such shares of common stock.

     C. Preemptive Rights: No shareholder of the corporation shall have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

                            ARTICLE VI

     The private property of the shareholders of the corporation shall not be subject to the payment of corporate debts, liabilities or obligations to any extent whatsoever.

                            ARTICLE VII

     The business and affairs of the corporation shall be managed by a Board of Directors which shall exercise all the powers of the corporation, except as otherwise provided in the Bylaws or by these Articles of Incorporation. There shall be at least one director if the corporation shall have one sole shareholder, at least two directors if the corporation shall have two shareholders and at least three directors if the corporation shall have three or more shareholders, or such larger number (at no time more than nine) as shall be fixed by the Bylaws or from time to time by amendment of the Bylaws, but no decrease in the number of directors shall shorten the term of any incumbent director.

                           ARTICLE VIII

     The initial Board of Directors shall consist of two members. The names and addresses of the persons who are to serve as the directors until the first annual meeting of the shareholders or until their successors are elected and qualified as follows:

               Steven B. Chotin
               8055 East Tufts Avenue Parkway, Suite 1450
               Denver, Colorado 80237

               Edward C. Gruben
               8055 East Tufts Avenue Parkway, Suite 1450
               Denver, Colorado 80237

                            ARTICLE IX

     Cumulative voting in the election of directors is not allowed.

                             ARTICLE X

     No contract or other transaction between the corporation and any other person, firm, partnership, corporation, trust, joint venture, syndicate or other entity shall be in any way affected or invalidated solely by reason of the fact that any director or officer of the corporation is pecuniarily or otherwise interested in, or is a director, officer, shareholder, employee, fiduciary or member of such other entity or solely by reason of the fact that any director or officer is in any way interested, may be a party to or may be interested in a contract or other transaction of the corporation.

                            ARTICLE XI

     The corporation shall, subject to the provisions of the Bylaws of the corporation, indemnify any and all of its directors or officers to the fullest extent provided by the laws of the State of Colorado.

                            ARTICLE XII

     No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any act specified in under Section 7-5-114 of the Colorado Corporation Code; or (iv) for any transaction from which the director derived an improper personal benefit. The protection afforded in this Article shall not restrict other common law protections and rights that a director may have. The limitations on personal liability contained in this Article shall continue as to a person who has ceased to be a director, and shall inure to the benefit of his heirs, executors and administrators. Neither the amendment nor repeal of this Article XII, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article XII, shall eliminate or reduce the effect of this
Article XII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XII would accrue or arise, prior to such amendment, repeal or adoption.

                           ARTICLE XIII

     In addition to the other powers now or hereafter conferred upon the Board of Directors by these Articles of Incorporation, the Bylaws of the corporation, or by the laws of the State of Colorado, the Board of Directors may from time to time distribute to the shareholders in partial liquidation, out of the stated capital or the capital surplus of the corporation, a portion of the corporation assets, in cash or in kind; subject, however, to the limitations contained in the Colorado Corporation Code.

                            ARTICLE XIV

     The address of the corporation's initial registered office is 8055 East Tufts Avenue Parkway, Suite 1450, Denver, Colorado
80237, and the name of the corporation's initial registered agent at such address is Howard J. Glicksman.

                            ARTICLE XV

     The directors shall have the power to make Bylaws and to amend or alter the Bylaws from time to time as they deem proper for the administration and regulation of the affairs of the corporation.

                            ARTICLE XVI

     The right is reserved from time to time to amend, alter or repeal any provisions of and to add to these Articles of Incorporation in any manner now or hereafter prescribed or permitted by the laws of the State of Colorado, and the rights of all shareholders are subject to this reservation.

                           ARTICLE XVII

     When, with respect to any action to be taken by the shareholders of the corporation, the Colorado Corporation Code requires the vote or concurrence of two-thirds of the outstanding shares entitled to vote thereon, or of any series or class, then such action shall be taken by the vote or concurrence of a majority of such shares or series or class thereof.

                           ARTICLE XVIII

     The name and address of the incorporator of the corporation is: Michael J. Sternick, Esq., Brownstein Hyatt Farber &
Strickland, P.C., 410 - 17th Street, Suite 2200, Denver, Colorado
80202.

     IN WITNESS WHEREOF, the incorporator has executed these Articles of Incorporation this 19th day of November, 1992.

                    /s/Michael J. Sternick
                    Michael J. Sternick, Incorporator